                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                              Life Re Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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---------------
(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 [LIFE RE LOGO]

                                 April 10, 1998

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
LIFE RE CORPORATION

     Life Re Corporation's Annual Meeting of Stockholders will be held on May 14, 1998, at 9:30 a.m., at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901, for the following purposes:

     (1) To elect the nominees shown in the Proxy Statement as directors to serve for three year terms or until their successors have been duly elected and qualified.

     (2) To approve and adopt an amendment to the 1992 Life Re Corporation Stock Option Plan authorizing an increase from 3,000,000 to 4,500,000 in the number of shares of Life Re Corporation common stock available for issuance.

     (3) To approve and adopt an amendment to the Life Re Corporation Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 80,000,000.

     (4) To ratify the appointment of Ernst & Young LLP as Life Re Corporation's independent auditors for the year 1998.

     (5) To transact such other business as may properly come before the meeting.

     These matters are more fully discussed in the accompanying Proxy Statement.

     It is important that your shares be voted at this meeting. Please mark and sign the proxy card and return it promptly in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote your stock in person.

     Only stockholders of record at the close of business on March 26, 1998 are entitled to vote in person or by proxy at the Annual Meeting of Stockholders or any adjournment of the meeting.

                                          By Order of the Board of Directors

                                          [/s/ W. Weldon Wilson]

                                          W. WELDON WILSON,
                                          Vice President, General Counsel
                                          and Secretary

                              LIFE RE CORPORATION
                              969 HIGH RIDGE ROAD
                               STAMFORD, CT 06905
                            ------------------------

                                PROXY STATEMENT

               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 1998
                            ------------------------

     The Annual Meeting of the Stockholders of Life Re Corporation (the "Company") will be held at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901, at 9:30 a.m. on May 14, 1998. This Proxy Statement is being sent to each holder of the issued and outstanding shares of common stock ("Common Shares") of the Company entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the Annual Meeting. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements, was mailed to stockholders beginning on or about March 30, 1998. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

     We hope you will be present at the Annual Meeting. If you cannot attend, please complete, sign and return the enclosed proxy in the accompanying envelope so that your Common Shares will be represented. The envelope is addressed to the Company's transfer agent and requires no postage. You may revoke your proxy at any time before it is voted at the meeting by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Each proxy duly executed and received prior to the Annual Meeting will be voted according to its terms. Stockholders who receive more than one proxy card -- due to the existence of multiple accounts -- should sign and return all proxies received in order to be sure all Common Shares so owned are in fact voted.

     If no direction as to the manner of voting the proxy is made, the proxy will be voted FOR each of the proposals shown on the cover page of this Proxy Statement.

     The Company will bear the cost of the preparation and solicitation of proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of Common Shares. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph, or personally, by certain officers and regular employees of the Company and its subsidiaries without extra compensation. The Company has retained Georgeson & Company Inc., 100 Wall Street, New York, New York to aid in the solicitation of proxies for a fee estimated at $6,000. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on March 26, 1998, the record date fixed for determination of stockholders entitled to vote at the Annual Meeting, there were 17,279,279 Common Shares outstanding, each entitled to one vote.

     The following table sets forth, as of March 26, 1998 (except as otherwise indicated), the number of and percentage of outstanding Common Shares beneficially owned by each person or entity known by the Company to be a beneficial owner of 5% or more of the Company's voting securities. Except as otherwise indicated, the entity listed below has sole voting and dispositive power with respect to such stockholder's Common Shares:

                                                                NUMBER OF        PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON SHARES       CLASS(1)
            ------------------------------------              -------------      ----------
The Equitable Companies Incorporated........................    2,116,100(2)        12.2%
  787 Seventh Avenue
  New York, NY 10019

---------------

(1) Based on the number of Common Shares outstanding on March 26, 1998. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2) Based on Amendment Number 5 dated February 10, 1998 to a Schedule 13G filed by The Equitable Companies Incorporated jointly with four French mutual insurance companies: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Alpha Assurances Vie Mutuelle; and AXA Courtage Assurance Mutuelle, as a group, and AXA-UAP and their subsidiaries. Alliance Capital Management L.P. has sole voting power over 772,600 Common Shares, shared voting power over 569,000 Common Shares and sole dispositive power over 1,374,600 Common Shares. The Equitable Life Assurance Society of the United States has sole voting and dispositive power over 741,000 Common Shares. Donaldson, Lufkin & Jenrette Securities Corporation has shared dispositive power over 500 Common Shares.

     The following table sets forth as of March 26, 1998 the number and percentage of outstanding Common Shares beneficially owned by each director and executive officer of the Company and by directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and dispositive power with respect to such stockholder's Common Shares.

                                                                NUMBER OF            PERCENT OF
                            NAME                              COMMON SHARES          CLASS(1)(2)
                            ----                              -------------          -----------
Rodney A. Hawes, Jr.........................................      825,766(2)(3)(4)       4.7%
Douglas M. Schair...........................................      837,866(2)(3)(5)       4.8%
Jacques E. Dubois...........................................      859,168(2)(3)          4.9%
Chris C. Stroup.............................................       38,500(2)(3)            *
W. Weldon Wilson............................................      121,561(2)(3)            *
Carolyn K. McCandless.......................................        7,000(3)(6)            *
K. Fred Skousen.............................................        6,700(3)(6)            *
T. Bowring Woodbury, II.....................................        6,797(3)(6)            *
All Directors and Executive Officers as a Group (8
  persons)..................................................    2,703,358(3)(4)(5)(7)    14.8%

---------------
 *  Represents less than 1% of the Common Shares.

(1) Based on the number of Common Shares outstanding on the record date, March 26, 1998. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 26, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Common Shares held by Messrs. Hawes, Schair and Dubois include vested options to acquire (i) 100,000 Common Shares each at $22 per share, (ii) 50,000 Common Shares each at $20.125 per share, (iii) 37,500 Common Shares each at $19.625 per share, (iv) 50,000 Common Shares each at $25 per share, and (v) 25,000 Common Shares each at $39.625 per share, all of which may be purchased within sixty days of March 26, 1998. Common Shares held by Mr. Stroup include vested options to acquire (i) 25,000 Common Shares at $30.25 per share, and (ii) 12,500 Common Shares at $39.625 per share, all of which may be purchased within sixty days of March 26, 1998. Common Shares held by Mr. Wilson include vested options to acquire (i) 40,000 Common Shares at $22 per share, (ii) 20,000 Common Shares at $20.125 per share, (iii) 15,000 Common Shares at $19.625 per share, (iv) 12,500 Common Shares at $25 per share, and (v) 8,750 Common Shares at $39.625 per share, all of which may be purchased within sixty days of March 26, 1998.

(3) Excludes unvested options to purchase an aggregate of 916,750 Common Shares granted to Messrs. Hawes, Schair, Dubois, Stroup and Wilson and unvested options to purchase an aggregate of 3,000 Common Shares granted to Ms. McCandless, Dr. Skousen and Mr. Woodbury.

(4) Includes 100,000 Common Shares owned by a trust established by Mr. Hawes for the benefit of his heirs.

(5) Includes (i) 200,000 Common Shares owned by a trust established by Mr. Schair, and (ii) 24,200 Common Shares owned by a non-profit organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, for which Mr. Schair shares voting and investment power. Mr. Schair expressly disclaims beneficial ownership of the 24,200 Common Shares owned by the non-profit organization.

(6) Includes vested options to acquire (i) 2,500 Common Shares each at $31.50 per share, (ii) 1,000 Common Shares each at $20.125 per share, (iii) 1,000 Common Shares each at $17.375 per share, (iv) 1,000 Common Shares each at $24.875 per share, and (v) 1,000 Common Shares each at $39.625 per share, all of which may be purchased within sixty days of March 26, 1998, and excludes unvested options to purchase an additional 1,000 Common Shares each granted to Ms. McCandless, Dr. Skousen and Mr. Woodbury.

(7) Includes vested options to purchase 940,750 Common Shares within sixty days of March 26, 1998 by the directors and executive officers of the Company.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     It is intended that the proxies will be voted for the election of the three nominees named below as Directors to hold office until the regular Annual Meeting of Stockholders in the year 2001 or until their respective successors are duly elected and qualified. All of the nominees presently are Directors of the Company. While management has no reason to believe that any of the nominees will not be available to serve as a Director, if for any reason any of them should become unavailable, the proxies will be voted for such substitute nominee(s) as may be designated by the Board of Directors. The Directors shall be elected by the affirmative vote of the majority of votes present in person or represented by proxy at the Annual Meeting. Votes withheld (including shares as to which a broker indicates that it does not have discretionary authority to vote, referred to as non-votes) will count toward the establishment of a quorum, but will not have an effect on the election of Directors or any other matters submitted herein to the stockholders for approval.

     Set forth on the following pages is biographical information concerning each nominee for election as a Director, including as to each nominee, the nominee's principal occupation and the period during which the nominee has served as a Director of the Company. Ages shown are as of December 31, 1997.

NOMINEES FOR DIRECTOR

--------------------------------------------------------------------------------

RODNEY A. HAWES, JR. (59)                                    DIRECTOR SINCE 1988

     Mr. Hawes has served as Chairman of the Board and Chief Executive Officer of the Company since November 1988 and in the Office of the Chairman since May 1992. Mr. Hawes also has served as Chairman of the Executive Committees of Life Reassurance Corporation of America ("Life Reassurance") since 1988 and Reassure America Life Insurance Company ("REALIC") since 1995 and Chairman of the Boards of Life Reassurance since July 1993, of REALIC since August 1995 and of American Merchants Life Insurance Company ("AML") since October 1997. Both Life Reassurance and REALIC are indirect, wholly-owned subsidiaries of the Company and the Company owns 79% of AML. In addition, Mr. Hawes is associated with Insurance Investment Associates ("IIA"), which he founded in 1972. IIA provides investment banking services to the insurance industry.

--------------------------------------------------------------------------------

CHRIS C. STROUP (36)                                         DIRECTOR SINCE 1996

     Mr. Stroup has served as Executive Vice President and Chief Financial Officer and as a Director of the Company since June 1996. Mr. Stroup also has served as Executive Vice President and Chief Financial Officer of Life Reassurance and Vice President and Chief Financial Officer of REALIC since August 1996 and of AML since October 1997. From 1983 to 1996, Mr. Stroup was associated with the firm of Ernst & Young LLP, where he served as a partner from 1993, providing accounting and consulting services to the insurance industry.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

T. BOWRING WOODBURY, II (60)                                 DIRECTOR SINCE 1992

     Mr. Woodbury has served as a Director of the Company since November 1992. He currently serves as President of the Tacoma, Washington Mission of The Church of Jesus Christ of Latter-day Saints. From June 1989 to April 1995, Mr. Woodbury served as Senior Vice President and General Counsel of Consolidated Edison, where he also served as a member of the corporate policy committee, and from May 1995 through June 1996 he served as a consultant to Consolidated Edison. From 1987 to 1989, Mr. Woodbury served as Senior Vice President, General Counsel and Corporate Secretary of Commercial Union Insurance Company. From 1986 to 1987, Mr. Woodbury served as Executive Vice President, General Counsel and Corporate Secretary of The Home Insurance Company.

--------------------------------------------------------------------------------

     The affirmative vote of persons holding at least a majority of the total number of shares present in person or represented by proxy and entitled to vote is required for the election of the listed nominees as Directors. The Board of Directors recommends that stockholders vote FOR the nominees. Proxies solicited by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

--------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE

--------------------------------------------------------------------------------

JACQUES E. DUBOIS (48)                                       DIRECTOR SINCE 1988

     Mr. Dubois has served as President and Director of the Company since November 1988 and Chief Operating Officer and in the Office of the Chairman since May 1992. Mr. Dubois also serves as President and Chief Executive Officer of Life Reassurance and as Chief Executive Officer of REALIC and of AML. In addition, Mr. Dubois has been associated with IIA since 1979.

--------------------------------------------------------------------------------

CAROLYN K. MCCANDLESS (52)                                   DIRECTOR SINCE 1992

     Ms. McCandless has served as a Director of the Company since November 1992. Since April 1990, Ms. McCandless has served as Vice President of Human Resources and Administration for Time Warner Inc. From 1985 to 1990, Ms. McCandless was Vice President and Director of Employee Benefits for Time Inc.

--------------------------------------------------------------------------------
DOUGLAS M. SCHAIR (52)                                       DIRECTOR SINCE 1988

     Mr. Schair has served as Vice Chairman of the Board of the Company since November 1988 and Chief Investment Officer and in the Office of the Chairman since May 1992. Mr. Schair also has served as Vice Chairman of the Board and Chief Investment Officer of Life Reassurance since July 1993, of REALIC since August 1995 and of AML since October 1997. In addition, Mr. Schair has been associated with IIA since 1975.

--------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE

--------------------------------------------------------------------------------

K. FRED SKOUSEN (55)                                         DIRECTOR SINCE 1992

     Dr. Skousen has served as a Director of the Company since November 1992. Since 1989, Dr. Skousen has been the Dean of the Marriott School of Management at Brigham Young University, Provo, Utah. From 1983 to 1989, Dr. Skousen held the Peat Marwick Mitchell Professorship and from 1974 to 1983 served as Director of the School of Accountancy at Brigham Young University. Dr. Skousen is a certified public accountant. Dr. Skousen also serves on the board of Geneva Steel Co.

--------------------------------------------------------------------------------

     Samuel V. Filoromo, whose term as a director was to expire as of the Annual Meeting of Stockholders in 1999, resigned as a director and officer of the Company effective March 31, 1998 in connection with his retirement.

--------------------------------------------------------------------------------

EXECUTIVE OFFICER

     The following provides the name, principal occupation and other pertinent information concerning the executive officer of the Company who does not also serve as a Director. The executive officer is elected by the Board of Directors annually and serves at the pleasure of the Board. There are no arrangements or understandings between the executive officer and any other person pursuant to which the executive officer was selected, other than the employment agreement more fully described herein. The age shown is as of December 31, 1997.

--------------------------------------------------------------------------------

W. WELDON WILSON (36)

     Mr. Wilson has served as Vice President, General Counsel and Secretary of the Company since May 1992. Mr. Wilson also has served as Executive Vice President, General Counsel and Secretary of Life Reassurance since June 1995, as its Senior Vice President, General Counsel and Secretary since January 1992 and as its Vice President, General Counsel and Secretary since July 1991. Mr. Wilson also has served as Vice President, General Counsel and Secretary of REALIC since August 1995 and of AML since October 1997. Prior to joining Life Reassurance, from May 1989 to June 1991, Mr. Wilson was associated with the law firm of Johnson & Gibbs in Dallas, Texas. From September 1986 to May 1989, Mr. Wilson was associated with the law firm of Moore & Peterson in Dallas, Texas.

--------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers and certain other officers are required to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Copies of such reports also must be provided to the Company.

     Based solely upon a review of the copies of the reports provided to the Company and written representations from certain persons that no other reports were required, the Company believes that during the preceding year the directors, executive officers and certain other officers complied with all applicable filing requirements.

INDEBTEDNESS OF MANAGEMENT

     During 1992, the Company issued, subject to restricted stock purchase agreements, 214,510 Common Shares to certain officers of the Company and its subsidiaries in exchange for notes in favor of the Company. Certain of the sales were at prices below fair value at the date of sale, resulting in compensation expense to the Company in 1992. Listed in the chart below is the aggregate of the only two remaining loans to an executive officer of the Company to purchase Common Shares that aggregate in excess of $60,000, including accrued interest, at December 31, 1997. The loans bear interest at annual rates ranging from 6.01% to 7.04%, rates not less than those necessary to avoid imputed interest under the Internal Revenue Code of 1986, as amended (the "Code"). The two aggregated notes listed in the chart below have been extended and mature during 2001. All but $32,312.84 of the notes are nonrecourse and are collateralized by all or a portion of the Common Shares acquired with the proceeds.

                                                        BALANCE AT                            BALANCE AT
                                                        BEGINNING                               END OF
NAME OF DEBTOR                                           OF 1997     ADDITIONS   DEDUCTIONS      1997
--------------                                          ----------   ---------   ----------   ----------
W. Weldon Wilson......................................   $199,945     $12,798        0         $212,743

     In 1992, the Company also had issued Common Shares subject to a restricted stock purchase agreement to Mr. Filoromo in exchange for a note in favor of the Company. During 1997, the Company agreed to extend the term of the note made by Mr. Filoromo and, subsequent to such extension, Mr. Filoromo tendered to the Company 7,849 Common Shares having a fair market value of $460,148 ($58.625 per share) in full satisfaction of the outstanding balance of his note.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has appointed standing committees, including Audit, Benefits, Compensation, Executive and Investment Committees. Membership on the Committees is as follows:

          AUDIT                     BENEFITS
K. Fred Skousen(1)          Carolyn K. McCandless(1)
Carolyn K. McCandless       K. Fred Skousen
T. Bowring Woodbury, II     T. Bowring Woodbury, II

       COMPENSATION                 EXECUTIVE
T. Bowring Woodbury, II(1)  Rodney A. Hawes, Jr.(1)
Carolyn K. McCandless       Douglas M. Schair
K. Fred Skousen             Jacques E. Dubois

        INVESTMENT
Douglas M. Schair(1)
Rodney A. Hawes, Jr.
Jacques E. Dubois

---------------
(1) Chairperson

     The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial and accounting practices of the Company and the internal controls related thereto, and represents the Board of Directors in connection with the services rendered by the Company's independent auditors. The Audit Committee was formed on November 10, 1992 and met four times during 1997.

     The Benefits Committee is responsible for the formation of benefit plans and packages applicable to all employees of the Company and the operating subsidiaries of the Company. The Benefits Committee also has general oversight responsibility with respect to the Company's other employee benefit programs. The Benefits Committee was formed on November 10, 1992 and met two times during 1997.

     The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation of the Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer of the Company. The Compensation Committee also reviews, advises and consults with the President and Chief Executive Officer regarding the compensation of other officers and key employees and as to the Company's policy on compensation. The Compensation Committee administers the Company's stock option plan, including the granting of stock options and interpreting the plan. The Compensation Committee was formed on November 10, 1992 and met five times during 1997.

     When the Board of Directors is not in session, the Executive Committee is empowered to exercise such powers and authority in the management of the business and affairs of the Company as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee was formed prior to 1992 and met four times during 1997.

     The Investment Committee has the authority to develop the investment strategy for the Company. The Investment Committee also reviews the performance of the investment advisers used by the Company and its subsidiaries. The Investment Committee was formed prior to 1992, and met four times during 1997.

     During 1997, the Board of Directors met ten times. During 1997, no director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and of any committee on which such director served.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives an annual retainer of $20,000 for services to the Board of Directors. Non-employee directors also receive a $1,500 fee for each board meeting they attend, plus expenses. Each non-employee director who serves as a chairperson of a committee is paid an annual fee of $2,000 for such service. No additional fees are paid for attendance at committee meetings. Each non-employee director of the Company is entitled to participate in the Life Re Corporation 1993 Non-Employee Directors Stock Option Plan, as amended. The non-employee directors each receive an initial grant of options to purchase 2,500 Common Shares and annual grants of options to purchase 1,000 Common Shares thereafter. Ms. McCandless, Dr. Skousen and Mr. Woodbury each received annual grants of options to purchase 1,000 Common Shares in January 1997 and January 1998 at exercise prices of $39.625 and $64.9375, respectively.

                              LIFE RE CORPORATION

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                -----------------------
                                                                                   AWARDS
                                                                                ------------   PAYOUTS
                                                 ANNUAL COMPENSATION             NUMBER OF     --------
                                         ------------------------------------      SHARES        LTIP      ALL OTHER
                                                                OTHER ANNUAL     UNDERLYING    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITIONS(1)   YEAR   SALARY(2)    BONUS     COMPENSATION    OPTIONS/SARS     (4)          (5)
-------------------------------   ----   ---------   --------   -------------   ------------   --------   ------------
Rodney A. Hawes, Jr. ...........  1997   $726,654    $995,973        $0            100,000     $523,384     $21,156
  Chmn of the Board, Chief        1996   $686,659    $607,720        $0            100,000     $657,408     $20,558
  Executive Officer and Office    1995   $654,240    $238,000        $0             50,000     $196,195     $13,470
  of the Chmn; Life
  Reassurance -- Chmn of the
  Board and Chmn Executive
  Committe
Douglas M. Schair...............  1997   $693,717    $995,973        $0            100,000     $523,384     $18,248
  Vice Chmn of the Board,         1996   $655,437    $607,720        $0            100,000     $657,408     $18,467
  Chief Investment Officer        1995   $556,693    $238,000        $0             50,000     $196,195     $10,284
  and Office of the Chmn; Life
  Reassurance -- Vice Chmn of
  the Board and Chief Investment
  Officer
Jacques E. Dubois...............  1997   $693,717    $995,973        $0            100,000     $523,384     $ 9,585
  President, Chief Operating      1996   $655,437    $607,720        $0            100,000     $657,408     $ 9,448
  Officer and Office of the       1995   $624,961    $238,000        $0             50,000     $196,195$      7,926
  Chmn;
  Life Reassurance -- President
  and Chief Executive Office
Chris C. Stroup.................  1997   $358,662    $495,817(6)      $0            50,000     $      0     $ 5,968
  Executive Vice President and    1996   $195,199    $218,735(6)      $0           100,000     $      0     $   770
  Chief Financial Officer; Life
  Reassurance -- Executive Vice
  President and Chief Financial
  Officer
W. Weldon Wilson (3)............  1997   $307,690    $449,917(6)      $0            35,000     $      0     $ 5,891
  Vice President, General         1996   $251,417    $247,477(6)      $0            25,000     $      0     $ 5,866
  Counsel
  and Secretary; Life             1995   $175,231    $ 32,000        $0             20,000     $      0     $ 5,315
  Reassurance -- Executive Vice
  President, General Counsel and
  Secretary

---------------
(1) Positions are at Life Re Corporation unless otherwise noted.

(2) Salaries for the top three named executive officers reflect their similar levels of responsibility and contribution to the Company as members of the Office of the Chairman and are set in accordance with their respective employment agreements. Their respective salary increases in each of 1995, 1996 and 1997 ranged from 4% to 5%. Mr. Schair voluntarily reduced his base salary from October 1994 through June 1995. The Company anticipates that competitive increases will occur in 1998 and beyond, based upon executive performance and competitive wage inflation rates. Mr. Stroup joined the Company in June 1996 and therefore his salary shown for 1996 only covers the period June through December 1996.

(3) At December 31, 1997, the value of restricted stock awards held by Mr. Wilson (26,000 Common Shares) was $1,694,875. Dividends are paid on such restricted stock. See "Restricted Stock Purchase Agreements" herein for a description of the terms of such restricted stock.

(4) The 1995, 1996 and 1997 LTIP Payouts for Messrs. Hawes, Schair and Dubois were determined in accordance with the terms of the Life Re Corporation Long-Term Incentive Plan. All of the 1995 LTIP Payouts related to the Company's acquisition of REALIC in July 1995, all of the 1996 LTIP Payouts related to (i) the acquisition of a block of insurance from United Insurance Company of America ("United"), (ii) the investment in Resource Financial Corporation and certain of its affiliates ("RFC") and reinsurance arrangements with RFC and affiliates of Aon Corporation, (iii) the acquisitions of Modern American Life Insurance Company ("Modern"), Western Pioneer Life Insurance Company

    ("Western") and New American Life Insurance Company ("New American") and
    (iv) the sale at a gain of the Company's investment in Nacolah Holding Corporation ("Nacolah"), and all of the 1997 LTIP Payouts related to (i) the reinsurance of a block of business from a subsidiary of UNUM Corporation ("UNUM"), (ii) the acquisition of 79% of the common stock of AML Acquisition Corporation, the owner of AML, (iii) the reinsurance of a block of business from Allianz Life Insurance Company of North America ("Allianz"), and (iv) reinsurance arrangements with RFC and certain of its affiliates.

(5) Represents Company matching contributions under the 401(k) defined contribution plan (in 1997: $4,750 each for Messrs. Hawes, Schair, Dubois, Stroup and Wilson; in 1996: $4,750 each for Messrs. Hawes, Schair, Dubois and Wilson; and in 1995: $4,620 each for Messrs. Hawes, Schair, Dubois and Wilson) and life insurance premiums (in 1997: $16,406 for Mr. Hawes, $13,498 for Mr. Schair, $4,835 for Mr. Dubois, $1,218 for Mr. Stroup, and $1,141 for Mr. Wilson; in 1996: $15,808 for Mr. Hawes, $13,717 for Mr. Schair, $4,698 for Mr. Dubois, $1,116 for Mr. Wilson, and $770 for Mr. Stroup; and in 1995:
    $8,850 for Mr. Hawes, $5,664 for Mr. Schair, $3,306 for Mr. Dubois, and $695 for Mr. Wilson).

(6) A portion of the bonuses paid to Messrs. Stroup and Wilson in 1997 in the amount of $172,717 each, and in 1996 in the amounts of $96,235 and $142,477, respectively, were special bonuses paid in accordance with their employment agreements which provide for bonuses upon the completion of the 1997 transactions and certain of the 1996 transactions noted in footnote (4) above, except Mr. Wilson's 1996 bonus did not include the Nacolah transaction, and Mr. Stroup's 1996 bonus did not include the Nacolah, United, Modern and Western transactions.

                              LIFE RE CORPORATION

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                  ------------------------------------------------------------------------
                                   NUMBER OF
                                   SECURITIES       % OF TOTAL
                                   UNDERLYING      OPTIONS/SARS      EXERCISE OR                GRANT DATE
                                  OPTIONS/SARS      GRANTED TO       BASE PRICE    EXPIRATION    PRESENT
NAME AND PRINCIPAL POSITIONS(1)    GRANTED(2)    EMPLOYEES IN 1997    ($/SHARE)       DATE       VALUE(3)
-------------------------------   ------------   -----------------   -----------   ----------   ----------
Rodney A. Hawes, Jr.............    100,000            15.69%          $39.625     01/02/2007   $1,107,000
  Chmn of the Board, Chief
  Executive Officer and Office
  of the Chmn; Life
  Reassurance -- Chmn of the
  Board and Chmn Executive
  Committee
Douglas M. Schair...............    100,000            15.69%          $39.625     01/02/2007   $1,107,000
  Vice Chmn of the Board, Chief
  Investment Officer, and Office
  of the Chmn; Life
  Reassurance -- Vice Chmn of
  the Board and Chief Investment
  Officer
Jacques E. Dubois...............    100,000            15.69%          $39.625     01/02/2007   $1,107,000
  President, Chief Operating
  Officer and Office of the
  Chmn; Life
  Reassurance -- President and
  Chief Executive Officer
Chris C. Stroup.................     50,000             7.84%          $39.625     01/02/2007   $  553,500
  Executive Vice President and
  Chief Financial Officer; Life
  Reassurance -- Executive Vice
  President and Chief Financial
  Officer
W. Weldon Wilson................     35,000             5.49%          $39.625     01/02/2007   $  387,450
  Vice President, General
  Counsel and Secretary; Life
  Reassurance -- Executive Vice
  President, General Counsel and
  Secretary

---------------
(1) Positions are at Life Re Corporation unless otherwise noted.

(2) Only stock options were granted, which vest over four years at a rate of 25% per year with initial vesting on January 2, 1998.

(3) Option values are determined using the Black-Scholes option pricing model adapted for use in valuing executive stock options. The values are based on assumptions regarding a number of variables for the term of an option such as interest rates, future volatility of the price of Common Shares, and the Company's future dividend yield. Therefore, there can be no assurance that the values realized upon exercise of options by the named executive officers will be at or near the values estimated by the Black-Scholes model.

                              LIFE RE CORPORATION

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                INDIVIDUAL GRANTS
                                                           ------------------------------------------------------------
                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED              IN-THE-MONEY
                                    SHARES                        OPTIONS/SARS                   OPTIONS/SARS
                                  ACQUIRED ON    VALUE            AT YEAR END                 AT FISCAL YEAR END
NAME AND PRINCIPAL POSITIONS(1)   EXERCISE(2)   REALIZED   EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(3)
-------------------------------   -----------   --------   --------------------------   -------------------------------
Rodney A. Hawes, Jr.............       0           $0           E          187,500           E            $8,152,344
  Chmn of the Board, Chief                         $0           U          212,500           U            $7,272,656
  Executive Officer and Office
  of the Chmn; Life
  Reassurance -- Chmn of the
  Board and Chmn Executive
  Committee
Douglas M. Schair...............       0           $0           E          187,500           E            $8,152,344
  Vice Chmn of the Board, Chief                    $0           U          212,500           U            $7,272,656
  Investment Officer, and Office
  of the Chmn; Life
  Reassurance -- Vice Chmn of
  the Board and Chief Investment
  Officer
Jacques E. Dubois...............       0           $0           E          187,500           E            $8,152,344
  President, Chief Operating
  Officer                                          $0           U          212,500           U            $7,272,656
  and Office of the Chmn; Life
  Reassurance -- President and
  Chief Executive Officer
Chris C. Stroup.................       0           $0           E           25,000           E            $  873,438
  Executive Vice President and                     $0           U          125,000           U            $3,898,437
  Chief Financial Officer; Life
  Reassurance -- Executive Vice
  President and Chief Financial
  Officer
W. Weldon Wilson................       0           $0           E           71,250           E            $3,110,234
  Vice President, General
  Counsel                                          $0           U           68,750           U            $2,329,141
  and Secretary; Life
  Reassurance -- Executive Vice
  President, General Counsel and
  Secretary

---------------
(1) Positions are at Life Re Corporation unless otherwise noted.

(2) There were no options exercised by named executive officers during 1997.

(3) The value of unexercised options is based on the product of the number of Common Shares underlying an option and the difference between the closing share price of the Company's Common Shares at December 31, 1997 ($65.1875) and the option exercise price.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The Company has not included a Long-Term Incentive Plan table because the estimated future payments under the Life Re Corporation Long-Term Incentive Plan ("LTIP") are indeterminable at this time. The Company has therefore provided the following narrative description of the LTIP:

     The top three executive officers in the Office of the Chairman are eligible to participate in the LTIP. Each such executive officer is granted one unit under the LTIP. Each unit entitles the holder, upon the attainment of performance goals as established by the Compensation Committee of the Board of Directors and the closing of the transaction related to the performance goal, to receive a portion of the Bonus Pool (as defined in the LTIP) as a cash lump sum payment. The value of each unit is equal to the total amount allocated to the Bonus Pool, multiplied by a fraction, the numerator of which is one, and the denominator of which is the total number of units which were granted with respect to such Bonus Pool.

     The Bonus Pool is established upon the closing of a transaction by the Company and is equal to (i) 2% of the amount involved in connection with any eligible acquisition or merger with another entity, (ii) 2% of the amount involved in connection with any eligible acquisition of a block of insurance in force, and (iii) 5% of the amount involved in connection with a recognition of capital gains upon the sale of an eligible investment.

     In 1997, LTIP payments were made as a result of the successful achievement of performance goals, which resulted in (i) a reinsurance agreement with respect to Allianz, (ii) a reinsurance agreement with a subsidiary of UNUM, (iii) the acquisition of 79% of the outstanding stock of AML Acquisition Corporation, and
(iv) the Company's reinsurance agreements with affiliates and subsidiaries of Aon Corporation and investment in and reinsurance arrangements with RFC and its affiliates. The 1997 LTIP payments for Messrs. Hawes, Schair, and Dubois were each in the amount of $523,384. The Company anticipates that quarterly LTIP payments will be made to these officers with respect to the agreement with RFC for a five year period which began on July 1, 1996. Other LTIP payments may be made in the future depending on the achievement of additional performance goals under the LTIP, which are (i) acquisitions (as more fully described in the LTIP) valued at or above $5 million, or the merger of the Company with another entity,
(ii) acquisitions (as more fully described in the LTIP) of blocks of insurance in force with ceding allowances valued at or about $5 million, and (iii) sales at a gain of investments held prior to the effectiveness of the LTIP or acquired by the Company as described in clause (i) above.

EMPLOYEE BENEFIT PLANS

     Savings Plan. The Life Reassurance Corporation of America and Its Affiliates Employee Savings Plan (the "Savings Plan") is a defined contribution plan that is qualified under Sections 401(a) and 401(k) of the Code. Employees of the Company and its subsidiaries who have completed six consecutive months of service and attained age twenty-one are eligible to participate in the Savings Plan. Under the Savings Plan, each participant is eligible to enter into a written salary reduction agreement with the Company whereby the participant's salary will be reduced as elected by the participant on a pre-tax basis in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code, with the total reduction not exceeding $9,500 for 1997. The amount deferred by a participant is contributed to the trust fund for the Savings Plan and invested in accordance with the election of the participant from among investment funds established under the trust agreement in accordance with Section 404(c) of the Code. The Company makes a contribution to the Savings Plan trust fund equal to 50% of the participant's pre-tax contributions that equal up to 6% of that participant's base salary. All employee contributions are 100% vested at all times. With respect to matching contributions by the Company, such contributions are 50% vested after two years of service, 75% vested after three years of service and 100% vested after four years of service with the Company. Participants' vested accounts under the Savings Plan are distributable after termination of employment. During employment, participants may withdraw funds from their accounts in the event of financial hardship as defined in the Savings Plan and permitted under the Code. The Code imposes various limits on the amounts which can be contributed to the Savings Plan by or for any participant each year. During the year ended December 31, 1997, the following matching contributions were made on behalf of the individuals named in the executive compensation table: $4,750 for each of Messrs. Hawes, Schair, Dubois, Stroup and Wilson; and $23,750 for all named executive officers as a group.

     Retirement Plan. The Company maintains the Employees' Retirement Plan of Life Reassurance Corporation of America and Its Affiliates (the "Retirement Plan"), which is a defined benefit pension plan qualified under Section 401(a) of the Code.

     The table set forth below illustrates the approximate annual retirement benefits which would be payable at age 65 as a single life annuity, based on the Average Monthly Compensation and years of credited service indicated, under the Retirement Plan to participants whose benefits are determined by the Retirement Plan formula, before any reduction for benefits under any General Reassurance Corporation plan or for Social Security benefits. The values shown below reflect the change in tax law effective January 1, 1994 that limits the amount of annual compensation that may be taken into account under qualified plans, such as the Retirement Plan, to $150,000, indexed annually. For 1997, the amount of annual compensation that may be taken into account under qualified plans was $160,000.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                          PARTICIPANTS WHOSE BENEFITS ARE
                                                           DETERMINED BY RETIREMENT PLAN
                                                                      FORMULA
                                                      ----------------------------------------
                                                             YEARS OF CREDITED SERVICE
                                                      ----------------------------------------
AVERAGE YEARLY COMPENSATION                             15         20         25         30
---------------------------                           -------    -------    -------    -------
$ 50,000............................................  $12,181    $16,242    $20,302    $24,363
$100,000............................................  $25,681    $34,242    $42,802    $51,363
$160,000 and over...................................  $41,881    $55,842    $69,802    $83,763

     With respect to each of the individuals named in the executive compensation table, the estimated credited years of service under the Retirement Plan as of December 31, 1997 were as follows: Mr. Hawes, nine years; Mr. Schair, nine years; Mr. Dubois, nine years; Mr. Stroup, one year; Mr. Wilson, seven years; and all named executive officers as of December 31, 1997 as a group, an average of seven years.

     Benefits are funded through employer contributions to a trust. Employees of the Company are eligible to participate in the Retirement Plan when they have completed one year of service and attained age twenty and one-half. Participants become vested in their benefits under the Retirement Plan as follows: 20% after three years' service, 40% after four, 60% after five, 80% after six, and 100% (fully) vested after seven years' service, subject to certain break-in-service rules. The Retirement Plan provides a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity, equals (i) 1.5% of Average Monthly Compensation (as that term is defined in the Retirement
Plan) multiplied by the number of the participant's years of service up to a maximum of thirty years, plus (ii) 0.3% of Average Monthly Compensation in excess of Social Security Retirement Benefits covered compensation multiplied by the participant's years of service up to a maximum of thirty years, less (iii) the amount of any accrued benefit provided under any defined benefit plan of General Reassurance Corporation for service prior to January 1, 1989. Average Monthly Compensation is the participant's average monthly compensation (excluding overtime pay and bonuses) for the five most highly compensated consecutive calendar years of service from the participant's date of hire to his or her date of termination of employment. A participant may elect to commence receiving benefits under the Retirement Plan when he or she has attained age 55 and completed ten years of service. Benefits under the Retirement Plan are normally payable in the form of a single life annuity in the case of unmarried participants and in the form of a joint and survivor annuity in the case of married participants. If a participant continues employment past Normal Retirement Age (as that term is defined in the Retirement Plan), his or her retirement benefit determined at the close of each Plan Year (as that term is defined in the Retirement Plan) prior to actual retirement is equal to the greater of (i) the actuarial equivalent of the monthly retirement benefit as of the close of the prior Plan Year, or (ii) his or her accrued benefit at the close of the Plan Year. This benefit is offset by any benefit distributions during the Plan Year. Sections 401(a)(17) and 415 of the Code limit both the amount of a participant's compensation that may be taken into account for purposes of calculating Average Monthly Compensation and the amount of benefits that may be paid from the Retirement Plan.

     Supplemental Executive Retirement Plan. With certain exceptions, Section 415 of the Code currently limits pension benefits which may be paid under plans qualified under the Code to an annual benefit of

$120,000, indexed annually. The Tax Reform Act of 1986 limits the amount of annual compensation which may be considered in determining qualified plan pensions to $150,000, indexed annually, effective January 1, 1994. Previously, the limit was $200,000, indexed annually. For 1997, the amount of annual compensation which could be considered in determining qualified plan pensions was $160,000. In March 1995 the Board of Directors, upon the recommendation of the Benefits Committee, established the Life Re Corporation Supplemental Executive Retirement Plan ("SERP") for certain designated officers of Life Re Corporation to whom these limits apply, or will apply in the future, so that these employees will obtain the benefit that would have applied in the absence of these limits, as well as to provide additional retirement benefits to a number of key executives whose many years of service in the industry prior to joining the Company would not be counted as years of service under the Retirement Plan.

     The table set forth below illustrates the approximate annual retirement benefits which would be payable at age 62 based on the Average Monthly Compensation and years of credited service indicated under the SERP to participants whose benefits are determined by the SERP formula.

              SUPPLEMENTAL EXECUTIVE RETIREMENT PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                        PARTICIPANTS WHOSE BENEFITS ARE
                                                           DETERMINED BY SERP FORMULA
                                                        -------------------------------
                                                           YEARS OF CREDITED SERVICE
                                                  --------------------------------------------
          AVERAGE YEARLY COMPENSATION                15          20          25          30
          ---------------------------             --------    --------    --------    --------
$200,000........................................  $ 37,499    $ 49,999    $ 62,499    $ 80,654
$250,000........................................  $ 56,249    $ 74,999    $ 93,749    $118,154
$300,000........................................  $ 74,999    $ 99,999    $124,999    $155,654
$350,000........................................  $ 93,749    $124,999    $156,249    $193,154
$400,000........................................  $112,499    $149,999    $187,499    $230,654
$450,000........................................  $131,249    $174,999    $218,749    $268,154
$500,000........................................  $149,999    $199,999    $249,999    $305,654
$550,000........................................  $168,749    $224,999    $281,249    $343,154
$600,000........................................  $187,499    $249,999    $312,499    $380,654
$650,000........................................  $206,249    $274,999    $343,749    $418,154
$700,000........................................  $224,999    $299,999    $374,999    $455,654

     The SERP provides monthly supplemental benefits upon retirement equal to 2.5% of the participant's Average Monthly Compensation (as defined in the above described Retirement Plan) multiplied by the number of the participant's Years of Service (as defined under the Retirement Plan) less (i) 3.33% of Social Security Retirement Benefits multiplied by Years of Service, and (ii) the amount of the monthly benefit provided under the Retirement Plan. Upon a Change in Control, Years of Service will automatically be increased by five years.

     The estimated annual benefits payable upon retirement at normal retirement age for each of the named executive officers under the SERP are $170,000 for Mr. Hawes, $390,000 for Mr. Schair, $580,000 for Mr. Dubois, $670,000 for Mr. Stroup and $550,000 for Mr. Wilson.

     In connection with the SERP, the Board and the Benefits Committee authorized the creation of a Rabbi Trust. The Rabbi Trust must be created and funded by the Company upon a "Change in Control" (which is defined in a manner substantially equivalent to a Change in Control under the 1992 Life Re Corporation Stock Option Plan) or a threatened Change in Control. Funding must be an amount sufficient to provide for the payment of all benefits provided for under the SERP. The trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.

     Assuming a Change in Control occurred on December 31, 1998, that all of the named executive officers were still employed on that date, and that each named executive officer's employment terminated on that date, the present value (calculated using a 7.5% interest rate) of the additional payment that would be required for the extra five years of service upon a Change in Control under protection implemented by the Company in connection with the SERP to Messrs. Hawes, Schair, Dubois, Stroup and Wilson would be $720,000, $400,000, $310,000, $80,000, and $40,000, respectively.

     Discretionary Bonus Plan. The Company's Bonus Plan (the "Discretionary Bonus Plan") provides individual awards based on annual performance goals. The Executive Committee of the Board of Directors evaluates qualitative performance and approves the list of participants. Individual awards for performance are determined by the Executive Committee and are paid during the first quarter after the close of the fiscal year to which the award pertains. No award is payable to a participant who terminates employment voluntarily or is terminated by the Company with or without cause prior to the payment date, except that a pro-rated award will be paid in the event of termination by reason of retirement, death or permanent disability. The amounts of awards paid under the Discretionary Bonus Plan to the Company's five named executive officers with respect to the 1995 fiscal year are reflected in the Summary Compensation Table. No awards were paid under the Discretionary Bonus Plan for the 1996 fiscal year. Award payments are made in cash solely from general corporate assets. Awards under the Discretionary Bonus Plan do not meet the criteria for performance-based compensation, and therefore may not be deductible under the applicable rules and regulations of Section 162(m) of the Code.

     Annual Plan. The Life Re Corporation Annual Incentive Plan (the "Annual Plan") provides annual cash bonuses to officers of the Company. Participants are the key executives of the Company selected by the Compensation Committee to participate in the Annual Plan prior to the start of each plan year. The amount of the awards, if any, are based on the attainment of certain performance objectives determined by the Compensation Committee including, without limitation, the future performance of the Company, the participant's level of responsibilities, performance, salary and other compensation. The performance objectives applicable to a plan year are set prior to the beginning of that plan year and are related to measures of the Company's performance such as profitability and growth. The participants are assigned an impact level determined in the discretion of the Compensation Committee. The performance objectives and the benefits may be different between and among impact levels. If a participant's employment terminates or there is a reduction in duties, title or position, within twelve months after a Change in Control, the participant will be entitled to a payment under the Annual Plan equal to the current year's pro-rata portion of the bonus amount earned in the previous year. The Board may alter, amend, suspend, or discontinue the Annual Plan, but participants' rights regarding outstanding awards may not be adversely affected. The Compensation Committee designated nine officers of the Company as participants in the Annual Plan for 1998.

     The material terms of the performance goals established for the top three executives in the Office of the Chairman for 1998 are based on after-tax return on equity levels and the percentage increase in pre-tax operating earnings. Based upon the results of each, a pool will be created to be divided among the top executives in the Office of the Chairman. Once the threshold levels are met, the pool will equal a percentage of pre-tax operating earnings. The maximum pool would be comprised of 4% of pre-tax operating profits. The 1998 performance objectives were set by the Compensation Committee in November 1997. The Compensation Committee will certify in writing prior to payment that the performance goals have, in fact, been satisfied.

     The 1998 performance objectives for the remaining named executive officers also were set by the Compensation Committee in November 1997 and are based on achievement of certain targeted after-tax returns on equity levels and increases in pre-tax operating earnings. The actual bonus amounts for the remaining named executive officers listed in the Summary Compensation Table are computed as a percent of each individual's salary, with a maximum of 90%.

     In each case, the Committee has downward discretion on the amount of bonus to be awarded. To determine whether such downward discretion will be utilized, the Committee may consider individual and Company performance including return on equity, increase in book value determined according to generally accepted accounting principles, revenues, cash flow, net income, and stock price, as well as other factors.

     The Compensation Committee intends to administer the Annual Plan in accordance with the applicable rules and regulations under Section 162(m) of the Code.

     Long-Term Plan. The Life Re Corporation Long-Term Incentive Plan (the "LTIP") provides cash bonuses to members of the Office of the Chairman of the Company. Participants are the members of the Office of the Chairman of the Company selected by the Compensation Committee to participate in the LTIP prior to the start of each plan year. The amount of the awards, if any, are based on the attainment of certain performance goals set forth in the LTIP including, without limitation, acquisitions, mergers, and gains on the sale of certain investments. The Board may alter, amend, suspend, or discontinue the LTIP, but participants' rights regarding outstanding awards may not be adversely affected. The Compensation Committee designated the three individuals in the Office of the Chairman of the Company as equal participants in the bonus pool under the LTIP for 1998. The participants and the percentage participation in the pool may change from year to year in the discretion of the Compensation Committee.

     The material terms of the performance goals established for the top three executives in the Office of the Chairman for 1998 are based upon the results of certain transactions, including acquisitions of assets, blocks of business, or other entities, mergers or gains from the disposition of certain investments. A bonus pool will be created to be divided among the participants according to the participation units specified by the Compensation Committee. The pool will equal a percentage of the amount involved in the applicable transaction. The maximum percentage would be 5% of the amount involved. The performance objectives remain identical to those approved by stockholders at the Company's 1995 Annual Meeting. The Compensation Committee will certify in writing prior to payment that the performance goals have, in fact, been satisfied. The Compensation Committee has downward discretion on the amount of bonus to be awarded under the LTIP.

     The Compensation Committee intends to administer the LTIP in accordance with the applicable rules and regulations under Section 162(m) of the Code.

     Restricted Stock Purchase Agreements. Since the acquisition of Life Reassurance in 1988, the Company has sold Common Shares to certain executive, managerial and professional employees ("key employees") of Life Reassurance pursuant to substantially similar restricted stock purchase agreements ("Stock Purchase Agreements") entered into with each key employee. The price paid for the Common Shares pursuant to the Stock Purchase Agreements was, in certain instances, less than the fair market value at the time of the purchase. Compensation expense was recognized in the financial statements.

     A key employee will become 20% vested in the Common Shares purchased pursuant to a Stock Purchase Agreement on the date set forth in such Stock Purchase Agreement and thereafter will vest annually in an additional 20% of the Common Shares. In addition, certain Stock Purchase Agreements provide that the Common Shares become fully vested in the event of a "change in control" of the Company (as defined in such agreements). Common Shares sold under the Stock Purchase Agreements are subject to forfeiture to the Company if the key employee leaves the employment of the Company for any reason at any time prior to becoming vested in the purchased Common Shares. Such forfeited Common Shares may be sold to the then current employees of Life Reassurance at a price that may not be equal to the then current market price.

     Upon termination of a key employee's employment for any reason, the Company may repurchase all or any portion of the key employee's vested Common Shares obtained under the Stock Purchase Agreements. If the Company does not elect to repurchase all or any portion of such Common Shares, it has a right of first refusal with respect to such Common Shares at the price and on the terms and conditions bid by an independent third party.

     As of December 31, 1997, the number of Common Shares vested pursuant to the Stock Purchase Agreements for any of the individuals named in the Summary Compensation Table was 26,000, which are held by Mr. Wilson.

                                  PROPOSAL TWO
          AMENDMENT TO THE 1992 LIFE RE CORPORATION STOCK OPTION PLAN

     General. The 1992 Life Re Corporation Stock Option Plan (the "1992 Option Plan") was adopted by the Board of Directors and the stockholders of the Company by written consent in 1992. The Compensation Committee and the Board of Directors have proposed an amendment to the 1992 Option Plan to increase the number of Common Shares allocated to the 1992 Option Plan by 1,500,000 Common Shares from 3,000,000 Common Shares to 4,500,000 Common Shares. An amendment to the 1992 Option Plan to (i) provide a maximum grant to any one participant to enable the 1992 Option Plan to qualify for the performance-based compensation exception under Section 162(m) of the Code, and (ii) increase the number of Common Shares allocated to the 1992 Option Plan by 1,600,000 Common Shares from 1,400,000 Common Shares to 3,000,000 Common Shares was approved and adopted by the Company's stockholders at the Company's 1995 Annual Meeting of Stockholders.

     The purpose of the 1992 Option Plan is to advance the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain individuals with training, experience and ability as officers, key employees, directors and consultants and to furnish additional incentive to such key individuals to promote the Company's financial success by providing them with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value.

     In order to ensure that the Company has appropriate long-term incentives and competitive compensation opportunities for its key officers and employees, the Board of Directors approved an amendment to the 1992 Option Plan (the "Amendment") to increase the number of Common Shares allocated to the 1992 Option Plan by 1,500,000 Common Shares from 3,000,000 Common Shares to 4,500,000 Common Shares and directed that the Amendment be submitted to stockholders for their approval at the 1998 Annual Meeting. The Amendment will be effective as of the date it is approved by the Company's stockholders. The full text of the Amendment is set forth in Exhibit A to this Proxy Statement, and the following discussion of the Amendment is qualified in its entirety by the text of the Amendment.

     Increase in Authorized Common Shares. The 1992 Option Plan currently authorizes the issuance of up to 3,000,000 Common Shares of the Company, and the Amendment would authorize for issuance under the 1992 Option Plan an additional 1,500,000 Common Shares. The following table reflects as of February 16, 1998 the number of Common Shares authorized for issuance under the 1992 Option Plan, the aggregate number of options granted prior to February 16, 1998, the number of options exercised, the number of Common Shares currently subject to outstanding options, and the number of Common Shares available for issuance in connection with the grant of future options to purchase Common Shares under the 1992 Option Plan.

                                                       COMMON
                                          COMMON       SHARES
               OPTIONS                    SHARES      AVAILABLE
  COMMON       GRANTED                  SUBJECT TO    FOR GRANT
  SHARES       (NET OF       OPTIONS    OUTSTANDING   OF FUTURE
AUTHORIZED   FORFEITURES)   EXERCISED     OPTIONS      OPTIONS
----------   ------------   ---------   -----------   ---------
3,000,000     2,833,275      310,725     2,688,775       500

     As of March 26, 1998, 500 Common Shares remained available for issuance under the 1992 Option Plan and will remain available for issuance in addition to the 1,500,000 Common Shares that would be available for future issuance upon the exercise of future option grants if stockholder approval of the Amendment is obtained. On March 26, 1998, the closing price of the Company's Common Shares was $73.375 per share.

     The proposed Amendment will not result in new benefits accruing to the named executive officers. In addition, the number of Common Shares underlying options that could be granted to the named executive officers and other Company employees if this proposal is approved is indeterminable at this time.

     The remaining terms and conditions of the 1992 Option Plan remain unchanged by the Amendment.

     Pursuant to the 1992 Option Plan, certain executive, managerial and professional employees ("option recipients") of the Company are eligible to receive awards of stock options. The Company previously reserved

3,000,000 Common Shares for issuance under the 1992 Option Plan and is proposing the Amendment for the purpose of reserving an additional 1,500,000 Common Shares for issuance under the 1992 Option Plan. The Plan is administered by a committee of the Board of Directors consisting of three directors (the "Stock Option Plan Committee"), each of whom is a disinterested person with respect to the 1992 Option Plan within the meaning of the applicable regulations under Section 16 of the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 1992 Option Plan, the Stock Option Plan Committee has sole discretionary authority to interpret the 1992 Option Plan and to determine the type of awards to grant, when and to whom awards are granted, the number of Common Shares covered by each award and the terms and conditions of each award.

     The number of Common Shares that may be issued under the 1992 Option Plan is subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Shares or certain other transactions which, in the determination of the Stock Option Plan Committee, would affect the Common Shares. In the event that any outstanding option granted under the 1992 Option Plan for any reason expires or is terminated without having been exercised in full, or any shares of Restricted Stock are forfeited, the shares allocable to the unexercised portion of such option or the forfeited portion of such Restricted Stock shall (unless the 1992 Option Plan shall have been terminated) become available for subsequent grants of options under the Plan. Common Shares issued under the 1992 Option Plan may consist of authorized but unissued shares or treasury shares.

     Options granted under the 1992 Option Plan are "incentive stock options," within the meaning of Section 422 of the Code, or nonqualified stock options. Options will be exercisable for a period of ten years from the date of grant, or such lesser period as the Stock Option Plan Committee may determine at the time of grant. The exercise price of the options will be determined by the Stock Option Plan Committee when the options are granted, but in no event will the exercise price be less than the Fair Market Value (as defined in the 1992 Option
Plan) of the Common Shares on the date of grant. In the discretion of the Stock Option Plan Committee, the option exercise price may be paid (i) in cash or in Common Shares having a fair market value on the date of exercise equal to the option exercise price, (ii) by the delivery of the option recipient's promissory note for the amount thereof, or (iii) by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. The terms of the promissory notes that may be given as payment of the exercise price of the options pursuant to the terms of the 1992 Option Plan will be determined by the Stock Option Plan Committee.

     The option agreements provide for vesting schedules from four to five years and will become immediately exercisable upon (i) a change in control (as defined in the 1992 Option Plan), (ii) death, disability or retirement, (iii) involuntary termination other than for "cause" (as defined in the option recipient's option agreement), or (iv) voluntary termination by the option recipient for "good reason" (as defined in the option recipient's option agreement).

     The Stock Option Plan Committee will determine when, and conditions on which, each stock option granted will become or remain exercisable during employment or thereafter, and may provide for acceleration of the exercisability of any options granted under the 1992 Option Plan.

VOTE REQUIRED TO APPROVE THE AMENDMENT

     The affirmative vote of persons holding at least a majority of the outstanding Common Shares entitled to vote is required for approval of the Amendment to the 1992 Life Re Corporation Stock Option Plan. The Board of Directors recommends that stockholders vote FOR approval of the Amendment. Proxies solicited by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

     Shares represented by proxies which are marked "for," "against," or "abstain" will be counted for purposes of determining the vote required to approve the Amendment, and the total number of votes cast in favor of the Amendment will determine whether sufficient affirmative votes have been cast. An abstention from voting on the Amendment will have the same legal effect as a vote against the Amendment. Shares for which no vote is indicated (including shares as to which a broker indicates that it does not have discretionary authority to vote, referred to as non-votes) will count toward the establishment of a quorum, but will not have an effect on the vote for the Amendment or any other matters submitted herein for stockholder approval.

                                 PROPOSAL THREE
                      AMENDMENT TO THE LIFE RE CORPORATION
                     RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously approved and recommends that the stockholders approve an amendment to the Company's Restated Certificate of Incorporation ("Certificate") to increase the authorized Common Shares of the Company from the presently authorized number of 40,000,000 shares to 80,000,000 shares. The Company is not proposing any increase in the number of shares of authorized preferred stock of which 5,000,000 shares are authorized but have not been issued. The language in the first paragraph of Article 4 of the existing Certificate would be amended as follows (new language underscored):

     "The total number of shares which the Corporation shall have the authority to issue is eighty five million (85,000,000) shares, of which eighty million (80,000,000) shares, $0.001 par value, shall be Common Stock, and five million (5,000,000) shares, $0.01 par value, shall be Preferred Stock."

     On March 26, 1998, the Company had 17,279,279 Common Shares issued and outstanding and 2,215,906 Common Shares held in treasury. In addition, also on March 26, 1998, the Company had 2,581,125 Common Shares reserved for issuance pursuant to the 1992 Life Re Corporation Stock Option Plan and the Life Re Corporation 1993 Non-Employee Directors Stock Option Plan and 2,070,000 Common Shares reserved for issuance upon the settlement of its 6% Adjustable Conversion-rate Equity Security Units ("ACES"). Accordingly, the number of authorized but unissued Common Shares currently available to the Company for future use is limited.

     The proposed increase in the number of authorized Common Shares will ensure that the Common Shares will be available for issuance, if needed, in connection with stock splits, stock dividends, corporate mergers and acquisitions, employee benefit plans and other corporate purposes. The Board of Directors believes that it is in the Company's best interest to have the additional Common Shares available for issuance in connection with such purposes without delay and without the necessity of a special shareholders' meeting. The Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional Common Shares which would be authorized by the proposed amendment.

     No further actions by the Company's stockholders would be necessary to issue the additional Common Shares unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed. The Company's stockholders have no preemptive rights to acquire newly issued Common Shares. The issuance of additional Common Shares, other than through a stock split, stock dividend or other pro rata distribution to stockholders, would reduce existing stockholders' voting power. In addition, depending on the consideration received for the Common Shares, the issuance of additional Common Shares could affect the earnings per share and book value per share of the existing Common Shares. Also, although the increase in the authorized Common Shares is not intended as an anti-takeover measure, the additional Common Shares could be used by the Company to make any attempt to gain control of the Company more difficult. As of this date, the Company is unaware of any effort to accumulate the Company's Common Shares or to obtain control of the Company.

VOTE REQUIRED TO APPROVE THE AMENDMENT

     The affirmative vote of persons holding at least a majority of the outstanding Common Shares entitled to vote is required for approval of the amendment to the Life Re Corporation Restated Certificate of Incorporation. The Board of Directors recommends that stockholders vote FOR approval of the amendment. Proxies solicited by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

     Shares represented by proxies which are marked "for," "against," or "abstain" will be counted for purposes of determining the vote required to approve the amendment, and the total number of votes cast in favor of the amendment will determine whether sufficient affirmative votes have been cast. An abstention from voting on the amendment will have the same legal effect as a vote against the amendment. Shares for which no vote is indicated (including shares as to which a broker indicates that it does not have discretionary authority to vote, referred to as non-votes) will count toward the establishment of a quorum, but will not have an effect on the vote for the amendment or any other matters submitted herein for stockholder approval.

                             EMPLOYMENT AGREEMENTS

     The Company entered into substantially similar automatically renewing employment agreements with Messrs. Hawes, Schair and Dubois in June 1995, which were amended effective as of September 1996.

     Each of the employment agreements, as amended, provides that during its term the Company will continue to employ the executive in his respective position, pay the executive a minimum annual salary, consider the executive for bonuses at such times and in the amounts determined by the Compensation Committee and continue the executive's participation in all of the Company's incentive plans and equity compensation plans available to other senior officers. The minimum annual salary for Mr. Hawes is $660,000 and the minimum annual salary for each of Messrs. Schair and Dubois is $630,000.

     The employment agreements provide that if the Company terminates the employment of any of the executives without cause or an executive terminates his employment for good reason, the Company will pay the terminated executive a severance allowance. The severance allowance includes (i) cash equal to two times the sum of (a) the executive's annual base salary at the date of termination and (b) the executive's highest aggregate incentive award paid in any one year based on the aggregate incentive awards paid during any one of the three bonus periods immediately preceding termination, (ii) benefits and service credit for benefits for three years after the date of termination and (iii) legal fees or other expenses, if any, due under the employment agreements.

     Each employment agreement, as amended, provides that upon a change in control, the executive may elect to either (i) terminate his employment with the Company or (ii) continue his employment with the Company. If the executive elects to terminate his employment with the Company following the change in control, the Company will cause the executive to be paid the amount the executive would have been paid had his employment with the Company been terminated, as described in the preceding paragraph. If the executive elects to continue his employment with the Company, each employment agreement provides that upon a change in control (i) the salary and bonus of the executive shall not be reduced because of the change in control, (ii) the regular increases in salary and bonus shall not be reduced or terminated because of a change in control, and (iii) grants of options to purchase Common Shares shall be made on the same terms and conditions as options granted prior to the occurrence of the change in control and the number of options granted shall not be reduced because of a change in control.

     In June 1996, the Company entered into substantially similar employment agreements with Messrs. Filoromo, Stroup and Wilson. Each of the employment agreements provides that during its term the Company will continue to employ the executive in his respective position, pay the executive a minimum annual salary, consider the executive for bonuses at such times and in the amounts determined by the Compensation Committee and, in the case of Messrs. Stroup and Wilson, consider such executives annually under the Company's Annual Incentive Plan and award them "LTIP-Type" bonuses in an amount equal to one-third of the amount of a bonus awarded to a member of the Office of the Chairman under the Company's LTIP. The minimum annual salary for Mr. Filoromo is $241,500, for Mr. Stroup is $350,000 and for Mr. Wilson is $300,000.

     The employment agreements provide that if the Company terminates the employment of any of the executives without cause or an executive terminates his employment for good reason, the Company will pay the terminated executive a severance allowance in a lump sum amount equal to the sum of (a) the executive's annual base salary at the date of termination through the termination of the employment agreement and (b) annual bonus for each year from the date of termination through the end of the employment agreement in an amount based on the highest aggregate incentive award paid to the executive during any one of the two bonus periods immediately preceding termination. Messrs. Stroup's and Wilson's employment agreements generally provide that upon a change in control, the executive may choose either (A) to receive a cash severance allowance equal to the greater of (i) the amount the executive would be paid if he had been terminated, as described above or (ii) two times the sum of (a) the executive's annual base salary at the date of termination and (b) the executive's highest aggregate incentive bonus awarded to the executive during any one of the three bonus periods immediately preceding termination or (B) to continue employment with the Company with such executive's current position, duties, salary and benefits contractually guaranteed until the later of (i) three years from the effective date of the employment agreement and
(ii) two years from the occurrence of the change in control. Mr. Filoromo's employment agreement provides for change of control provisions similar to those described below under the caption entitled "Change in Control Agreements".

     All of the agreements provide that the executive will refrain from competing with the Company for one year after the date of termination of such executive's employment agreement.

                          CHANGE IN CONTROL AGREEMENTS

     The Company has entered into severance agreements with certain of its officers other than its executive officers. The purpose of these agreements is to encourage the officers to continue to carry out their responsibilities in the event of a possible change in control of the Company, which might result in the termination of their employment. Under the terms of these agreements, upon a change in control of the Company (as defined in the agreements) the officers may elect to either (i) terminate their employment and receive a severance allowance equal to two times (a) the officer's annual base salary at the date of termination and (b) the highest aggregate incentive award awarded to the officer during any one of the three bonus periods immediately preceding termination or
(ii) continue employment with the Company with their current position, duties, salary and benefits contractually guaranteed for a period of two years.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The members of the Compensation Committee (the "Committee") are T. Bowring Woodbury, II, Carolyn K. McCandless and K. Fred Skousen. No member of the Committee was an officer or an employee of the Company or its subsidiaries during the year ended December 31, 1997 and none was formerly an officer of the Company or any of its subsidiaries. In addition, no executive officer of the Company serves on the board of directors or the compensation committee of another entity where a Committee member is employed.

     The report of the Compensation Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference and shall not otherwise be deemed filed under the Securities Act or Exchange Act.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors of Life Re Corporation (the "Company") has served since appointment by the Company's Board of Directors in November 1992. The Committee consists of three independent, non-employee directors who are responsible for establishing executive compensation including the determination of base salary and bonuses for senior executives and administering the Company's long-term incentive stock programs. All decisions by the Committee are subject to the approval of the Board of Directors.

     The Committee believes that total compensation of executives should be broad-based and include elements such as base salaries, annual incentive bonuses, long-term cash incentives, and stock option grants. It is anticipated that total compensation levels of executives will be positioned close to the competitive market norms for comparable executive positions within the Company's selected peer group to attract seasoned executives to the Company who have the experience and skill necessary to manage the Company's highly technical and sophisticated business. The selected peer group contains some of the companies in the Company's Peer Group Index appearing on the Comparison of Five Year Cumulative Total Return Graph herein as well as companies of comparable scope appearing in other competitive compensation surveys of life insurance and reinsurance companies.

     The Omnibus Budget Reconciliation Act of 1993 restricts the deductibility, for federal income tax purposes, of executive compensation above a specified threshold. While only three of the Company's executives currently receive total compensation packages that would be above this threshold, the tax law provisions are complex, and under certain circumstances could restrict the Company's deduction in a given year. To protect the Company's right to deduct compensation paid to the extent possible while retaining key executives, the Committee has taken these tax law provisions into account in structuring the Company's executive compensation. In November 1994, the Committee recommended two incentive plans for adoption by the Company's Board of Directors. The Board of Directors adopted both the Life Re Corporation Annual Incentive Plan and the Life Re Corporation Long-Term Incentive Plan, and such plans were approved by a vote of the Company's stockholders. In March 1995, the Committee and the Board approved an amendment to the 1992 Life Re Corporation Stock Option Plan to comply with the new tax law provisions and to increase the number of shares available for grant. The amendment was subsequently approved by the Company's stockholders at the Company's 1995 Annual Meeting.

SALARY

     At the time of the Committee's appointment, salary levels for the Office of the Chairman were in place pursuant to three year employment agreements. These salaries reflected the similar levels of responsibility and contribution to the Company and were set at competitive levels after extensive discussions and consultation with the Company's investment bankers and underwriters. In June 1995, the members of the Office of the Chairman entered into new automatically renewing employment agreements (which were amended effective

September 1996 to expand the provisions concerning a change in control) and the base salaries of the top three named executive officers are established pursuant to such employment agreements. The terms of all of the employment agreements are consistent with the Company's executive compensation policies. The salary of the Chief Executive Officer is at the high end of the range for executive officers in the selected peer group. The base salaries of the top three executives in the Office of the Chairman as an aggregate and the base salaries of the fourth and fifth named executive officers are at or above the high end of the range. In January 1998, the top three named executive officers each received an increase of 5% of base salary, which was within the range of increases in base salary received by employees of the major operating subsidiary and in all cases reflected the attainment of individual and corporate performance measures. Aggregate compensation, which includes base salary, annual incentive plan bonuses, long-term cash incentives and grants of stock options, is tied directly to the Company's financial performance.

     Decisions regarding compensation for the senior executives other than the Office of the Chairman were based on recommendations made by the Office of the Chairman based on individual performance, salary surveys, and other information regarding competitive salaries in the industry. The salary and bonus proposals were then submitted to the Committee for review. Levels of executive compensation were based on what the Committee believed would be appropriate levels of compensation for executives in comparable competitive positions taking into account the executives' skills, performance, and service. In June 1996, Mr. Stroup joined the Company as Executive Vice President and Chief Financial Officer. In that connection, the Committee approved the terms and conditions of employment agreements for both Mr. Stroup and Mr. Wilson, which terms and conditions were based on the Committee's consideration of the compensation of such executive officer positions at comparable companies and the experience of, and responsibilities held by, each of Messrs. Stroup and Wilson.

ANNUAL INCENTIVE PLAN

     The Life Re Corporation Annual Incentive Plan (the "Annual Plan") was approved by the Company's stockholders at the Company's 1995 Annual Meeting. Annual incentive bonuses are based on both the Company's financial performance and the executive's individual contribution to the Company's growth and profitability over the preceding year. In measuring the Company's financial performance the Committee looks at measures such as the Company's return on common stockholders' equity, increase in book value, revenues, cash flow, net income and any other financial measures which the Committee, after discussions with management and outside consultants, believes reflect the executive's contribution to the Company's annual operating performance. With respect to the Annual Plan, the compensation has been designed to meet the criteria of qualified performance-based compensation. Incentive payments are based solely on the attainment of one or more preestablished objective performance goals, which are established by the Committee.

     The performance objectives for 1997 were established by the Committee in November 1996. Annual incentive bonus awards to the named executive officers for the 1997 fiscal year were based on an evaluation of each executive's individual performance and the Company's performance. Individual performance ranged from good to excellent during 1997. The Company's total assets increased to $3.7 billion in 1997 from $2.5 billion in 1996 and common stockholders' equity rose to $27.42 per share at December 31, 1997 compared to $21.45 per share at December 31, 1996. In addition, the Committee reviewed the factors enumerated above including return on equity, change in book value, revenues, cash flow, net income and stock price, although the ultimate determinations were based on the mechanical targets formulated for 1997.

     The material terms of the performance goals established for the top three executives in the Office of the Chairman for 1998, which are identical to those used in 1997, are based on after-tax return on equity levels and the percentage increase in pre-tax operating earnings. Based upon the results of each, a pool will be created to be divided equally among the top three executives in the Office of the Chairman. Once the threshold levels are met the pool will equal a percentage of the Company's pre-tax operating earnings. The Committee will certify in writing prior to payment that the performance goals have, in fact, been satisfied.

     The performance objectives for the remaining named executive officers also are based on achievement of certain targeted after-tax returns on equity levels and increases in pre-tax operating earnings. The actual bonus amounts for such named executive officers are computed as a percentage of each individual's salary.

     In each case, the Committee has downward discretion on the amount of bonus to be awarded. To determine whether such downward discretion will be utilized, the Committee may consider individual and Company performance including return on equity, change in book value, revenues, cash flow, net income and stock price, as well as other factors.

     For 1997, the Committee designated Messrs. Hawes, Schair, Dubois, Filoromo, Stroup and Wilson and Theresa L. Rudolph, Vice President, Associate General Counsel and Associate Secretary, as participants in the Annual Plan, and such persons, along with Alan D. Head, Vice President and Controller and Bruce I. Weiser, Vice President -- Investor Relations and Assistant Secretary, were designated to be the participants for 1998.

DISCRETIONARY BONUS PLAN

     The Company's Discretionary Bonus Plan (the "Discretionary Plan") provides awards based on individual performance that may not be appropriately recognized under either the Annual Plan or the Life Re Corporation Long-Term Incentive Plan. Awards under the Discretionary Plan do not meet the criteria for performance-based compensation, and therefore may not be deductible under the applicable rules and regulations of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Compensation Committee did not award bonuses under the Discretionary Plan in 1997 or during the beginning of 1998 based on the performance of the executives during 1997 because the Committee believes the individual performance of its executives was adequately recognized under the Annual Plan, the Life Re Corporation Long-Term Incentive Plan or the provision for bonuses set forth in the employment agreements of certain executives.

LONG-TERM INCENTIVE PLAN

     The Committee expects that, above and beyond traditional operating activities, the executive officers will discover and evaluate strategic, long-term investment opportunities for the Company that do not necessarily fall within normal operating activities nor the traditional lines of business. Because the Annual Plan is not designed to reward the Office of the Chairman for these types of initiatives, the Committee has established the Life Re Corporation Long-Term Incentive Plan (the "LTIP"). The LTIP was approved by the Board of Directors and was subsequently approved by the Company's stockholders at the Company's 1995 Annual Meeting.

     The purpose of the LTIP is to recognize the efforts of the executives in locating, evaluating, and entering into long-term strategic initiatives that have a substantial, beneficial financial or strategic impact on the Company, but that may take a significant period of time to have such an impact. Long-term strategic initiatives of this type may include strategic investments, acquisitions of blocks of business or other companies as a whole, or joint ventures. The Committee believes that (i) strategic investments and diverse initiatives are important to the strength of the Company and its future and (ii) the LTIP will serve as an incentive for the executive officers to undertake the additional responsibilities and time commitments required to complete such initiatives. Because it is impossible to determine when such initiatives will occur or when the results of such activities may be optimized, the Committee believes that payments under the LTIP may not be paid every year.

     The amount of any cash award paid under the LTIP is determined by the members of the Committee, who have downward discretion on the amount of the cash award, considering the impact the transaction has or may have on the financial strength or strategic placement of the Company, the efforts expended by the executives in completing the transaction and the equity value the transaction adds to the Company. Specific factors involving the financial strength of the Company that will be considered by the Committee may include: (i) increases in insurance in force, (ii) increases in policy revenues, (iii) increases in operating earnings,

(iv) increases in assets, (v) increases in investment income, (vi) enhancements of statutory capital and surplus, (vii) increases in stock price, (viii) increases in cash flow, and (ix) increases in GAAP book value. The benefit to the Company resulting from projects on which LTIP cash awards are paid will not be double counted when the Committee is determining the executive's annual incentive bonus under the Annual Plan.

     The Committee had occasion to award payments for transactions that qualified under the LTIP to the designated 1997 LTIP participants. The qualifying transactions were (i) the reinsurance of a block of business regarding Allianz Life Insurance Company of North America ("Allianz"), (ii) the reinsurance of a block of business from subsidiaries of UNUM Corporation ("UNUM"), (iii) the acquisition of 79% of the outstanding stock of AML Acquisition Corporation ("AMLAC"), the owner of American Merchants Life Insurance Company, and (iv) reinsurance arrangements with a subsidiary of Resource Financial Corporation ("RFC") and subsidiaries of Aon Corporation ("Aon").

     For 1997, the Committee designated Messrs. Hawes, Schair and Dubois as participants in the LTIP and such persons were similarly designated for participation in 1998.

     In connection with the employment agreements entered into by the Company and Messrs. Stroup and Wilson, the Company agreed to pay such executive officers "LTIP-Type" bonuses in an amount equal to one-third of the amount of a bonus awarded to a member of the Office of the Chairman under the LTIP, in recognition of such executive officers' additional responsibilities and efforts in achieving the goals set forth in the LTIP.

STOCK OPTION PLAN

     In January 1998, the Committee continued the policy of making annual grants under the 1992 Life Re Corporation Stock Option Plan (the "Option Plan") consistent with competitive market practices. The named executive officers were granted a number of options to purchase the Company's Common Stock in line with other comparable insurance company competitors. The stock option grants to the named executive officers become exercisable in increments of 25% per year over four years commencing one year from the date of grant. These grants are intended to reinforce the executives' common interests with stockholders, provide additional incentive to increase stockholder value and to help retain key executive talent.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The salary for the Chief Executive Officer was determined by the Committee after review of his employment agreement, discussions with outside consultants and review of competitive salary surveys. After year end results were available, the Committee reviewed the bonus calculations according to a formula adopted for 1997 based on the Annual Plan. Based on the 1997 performance objectives, the Committee determined the amount of the incentive bonus to be awarded for 1997. The goal of this process was to attempt to keep the compensation of the Company's Chief Executive Officer at competitive market levels and to properly reward performance. In establishing the increase of $36,000 (5.0%) to his 1997 base salary level (which had previously increased under his employment contract to $728,000) for an aggregate base salary of $764,000, the Committee used a percentage increase consistent with the aggregate percentage increases of all employees of the major operating subsidiary. The Committee believes the increase is well within the bounds of the standard wage increases in the industry.

     For 1997, the Committee awarded Mr. Hawes a long-term incentive payment under the LTIP in connection with the successful completion of (i) the reinsurance of a block of business regarding Allianz, (ii) the reinsurance of a block of business from UNUM, (iii) the acquisition of 79% of the outstanding stock of AMLAC, and (iv) reinsurance arrangements with a subsidiary of RFC and subsidiaries of Aon.

     As part of Mr. Hawes' total compensation package, in January 1998 he received a grant of stock options to purchase 90,000 shares of the Company's Common Stock. The size of the Mr. Hawes's annual stock option grant was determined by the Committee based on the terms of the Option Plan, the limitations based on the number of shares available under the Option Plan, and common practice in the market for public companies of similar size.

     The Committee reviewed several factors in making the determinations applicable to Mr. Hawes' compensation, including his management skills, years of experience within the life insurance industry and compensation paid to chief executive officers at other life insurance and reinsurance companies.

                                          T. Bowring Woodbury, II, Chairman
                                          Carolyn K. McCandless
                                          K. Fred Skousen

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

               AMONG LIFE RE CORPORATION, THE WILSHIRE 5000 INDEX
                          AND THE S&P FINANCIAL INDEX

        Measurement Period               Life Re
      (Fiscal Year Covered)            Corporation        Wilshire 5000       S&P Financial
Dec-92                                     100                 100                 100
Dec-93                                      71                 111                 111
Dec-94                                      62                 111                 107
Dec-95                                      90                 152                 165
Dec-96                                     140                 184                 223
Dec-97                                     239                 242                 330

* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                 PROPOSAL FOUR
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, following the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the Company's independent auditors for the year 1998. Ernst & Young LLP was first retained as the Company's independent auditors in November 1988. Ernst & Young LLP assists the Company with certain matters under the pension plan and has served as a consultant to the Company's Compensation Committee during 1993, 1994, 1995 and 1996 and to the Company's Benefits Committee in 1994, 1995 and 1996. In addition, during 1995 and 1996 Ernst & Young LLP consulted the Company with respect to certain aspects of its reinsurance administration. No relationship exists between Ernst & Young LLP and the Company other than the usual relationship between independent auditors and client.

     Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the year 1998.

     The Company anticipates that a representative of Ernst & Young LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Annual Meeting.

     The Board of Directors has proposed that the stockholders adopt the following resolution:

     RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors as the Company's independent auditors for the year 1998 is hereby ratified.

     The Board of Directors recommends that stockholders vote FOR the selection of Ernst & Young LLP as the Company's independent auditors for 1998. Proxies solicited by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice. In the event a majority of the votes cast at the meeting are not voted in favor of the above resolution, the adverse vote will be considered as a direction to the Board of Directors to select another auditor for the year 1999. Because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board of Directors determines another good reason for making a change.

                         1999 PROPOSALS OF STOCKHOLDERS

     In order to be considered for inclusion in the proxy statement for the regular annual meeting of the stockholders of the Company in the year 1999, stockholder proposals must have been received by the Company not later than December 11, 1998. Such proposals should be sent to the Corporate Secretary of the Company at the address listed on page 1 hereof.

                          AVAILABILITY OF 10-K REPORT

     THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1998. A COPY OF THE FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AND A LIST DESCRIBING ANY EXHIBITS NOT CONTAINED THEREIN, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER. THE EXHIBITS ARE AVAILABLE UPON PAYMENT OF CHARGES WHICH APPROXIMATE THE COMPANY'S COST OF FURNISHING THE EXHIBITS. REQUESTS FOR COPIES OF THE FORM 10-K SHOULD BE SENT TO THE CORPORATE SECRETARY AT THE ADDRESS LISTED ON PAGE 1 HEREOF.

                                 OTHER MATTERS

     Management is not aware of any business to be acted upon at the Annual Meeting other than the business described in this Proxy Statement, but in the event any other business should properly come before the Annual Meeting calling for a vote of the stockholders, the proxy holders (as indicated on the accompanying proxy card) will vote the proxies according to their best judgment in the interests of the Company.

     Exercise your right to vote; complete and sign the enclosed proxy card and return it promptly in the envelope enclosed for your convenience. In the event that you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

                                          By Order of the Board of Directors

                                          /s/ W. Weldon Wilson

                                          W. WELDON WILSON,
                                          Vice President, General Counsel
                                          and Secretary

                                                                       EXHIBIT A

                             AMENDMENT NUMBER THREE
                        TO THE 1992 LIFE RE CORPORATION
                               STOCK OPTION PLAN

                             AMENDMENT NUMBER THREE
                        TO THE 1992 LIFE RE CORPORATION
                               STOCK OPTION PLAN

     This Amendment Number Three (this "Amendment") to the 1992 Life Re Corporation Stock Option Plan is entered into by the Board of Directors (the "Board") of Life Re Corporation (the "Company") to be effective on the Effective Date (as hereinafter defined).

                                   WITNESSETH

     WHEREAS, the Company maintains a stock option plan, the 1992 Life Re Corporation Stock Option Plan, as previously amended (the "Plan"), for the benefit of its "key personnel"; and

     WHEREAS, the Board of Directors is empowered to amend the Plan pursuant to
Section 3.1 thereof; and

     WHEREAS, the Board of Directors wishes to amend the Plan to increase the number of shares of Common Stock available for issuance thereunder.

     NOW, THEREFORE, the Board of Directors has determined that the Plan shall be amended, effective as of the date set forth below, as follows:

     1. Defined Terms. Terms not defined herein will have the meanings assigned to such terms under the Plan.

     2. Increase of Shares. Section 1.5(b) of the Plan is hereby amended and restated to read as follows:

          "(b) Subject to Section 3.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which options may be granted under the Plan shall be equal to the excess (if any) of (i) 4,500,000 minus (ii) the sum of (A) the number of shares subject to outstanding options granted under the Plan, and
     (B) the number of shares previously transferred pursuant to the exercise of options granted under the Plan. In accordance with (and without limitation upon) the preceding sentence, shares of Common Stock covered by options granted under the Plan which are cancelled, expire or terminate for any reason whatsoever shall again become available for awards under the Plan."

     3. Effective Date. This Amendment shall be effective as of the date it is approved by the stockholders of the Company.

     4. Governing Law. This Amendment shall be governed by the same law as applies to the interpretation of the Plan.

     IN WITNESS WHEREOF, this Amendment is executed on this 12th day of February 1998 to be effective on the Effective Date.

                                          LIFE RE CORPORATION

                                          By:      /s/ RODNEY A. HAWES, JR.
                                          --------------------------------------
                                          Name: Rodney A. Hawes, Jr.
                                          Title:  Chairman and Chief Executive
                                                  Officer

LIFE RE CORPORATION                             PROXY/VOTING INSTRUCTION CARD
969 HIGH RIDGE ROAD
STAMFORD, CONNECTICUT 08905


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          LIFE RE CORPORATION, FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                ON MAY 14, 1998.

     The undersigned hereby appoints Rodney A. Hawes, Jr., Douglas M. Schair and Jacques E. Dubois, as proxies, severally and each with full power of substitution, to vote all shares of Common Stock of Life Re Corporation standing in the name of the undersigned on its books on March 26, 1998, at the Annual Meeting of Stockholders to be held on May 14, 1998, at 9:30 a.m. at the Stamford Marriott Hotel, Two Stamford Forum, Stamford, Connecticut 06901, or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND IF PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

(Continued, and to be dated and signed, on the reverse side)


                                                      LIFE RE CORPORATION
                                                      P.O. Box 11026
                                                      New York, N.Y. 10203-0026

[  ]

1. Election of directors: FOR all nominees         [ ]
                          listed below

                          AGAINST all nominees     [ ]
                          listed below.

                          WITHHOLD AUTHORITY
                          to vote for all nominees [ ]
                          listed below.

                         *EXCEPTIONS               [ ]

Nominees: Rodney A. Hawes, Jr., Chris C. Stroup and T. Bowring Woodbury, II. (INSTRUCTIONS: To vote against any individual nominee, or withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions - Vote Against
                          ------------------------------------------------------

*Exceptions - Withhold Authority
                                ------------------------------------------------

2. To approve and adopt an amendment to the 1992 Life Re Corporation Stock Option Plan authorizing an increase from 3,000,000 to 4,500,000 in the number of shares of Life Re Corporation common stock available for issuance.

              FOR   [ ]       AGAINST [ ]         ABSTAIN [ ]

3. To approve and adopt an amendment to the Life Re Corporation Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 80,000,000.

              FOR   [ ]       AGAINST [ ]         ABSTAIN [ ]

4. To ratify the appointment of Ernst & Young LLP as Life Re Corporation's independent auditors for 1998.

              FOR   [ ]       AGAINST [ ]         ABSTAIN [ ]

In their discretion the Proxies are authorized to vote upon such matters as may properly come before the meeting or any adjournment or postponement thereof.

                                        Change of Address and
                                        or Comments Mark Here [ ]

                  The signature on this Proxy should correspond exactly with the stockholder's name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                  Dated:                                                  , 1998
                        --------------------------------------------------

                  --------------------------------------------------------------
                                       Signature of Stockholder

                  --------------------------------------------------------------
                                       Signature of Stockholder

Please sign, date and return this Proxy in the enclosed postage prepaid envelope.

                 Votes MUST be indicated
                 (x) in Black or Blue Ink.   [ ]